Exhibit 2.2

REAL ESTATE CONTRIBUTION AGREEMENT
This Real Estate Contribution Agreement (this “Agreement”), dated as of June 15, 2015 (the “Execution Date”), is entered into by and among CST Brands, Inc., a Delaware corporation (“CST”), CST Diamond Holdings LLC, a Texas limited liability company (“CST Diamond”), Big Diamond, LLC, a Texas limited liability company and wholly owned subsidiary of CST Diamond (“Big Diamond”), Skipper Beverage Company, LLC, a Texas limited liability company and wholly owned subsidiary of Big Diamond (“Skipper”), CST Shamrock Stations, Inc., a Delaware corporation and a wholly owned indirect subsidiary of CST (“CST Shamrock,” and together with Big Diamond, Skipper and CST Arizona (as defined below), the “NTI Owners”), CST Arizona Stations, Inc., a Delaware corporation and a wholly owned indirect subsidiary of CST (“CST Arizona,” and together with CST Diamond and CST Shamrock, the “Membership Interest Sellers”), CrossAmerica Partners LP, a Delaware limited partnership (“CAPL”), and Lehigh Gas Wholesale Services, Inc., a Delaware corporation and wholly owned indirect subsidiary of CAPL (“LGWS”). Each of CST, CST Diamond, Big Diamond, Skipper, CST Shamrock, CST Arizona, CAPL and LGWS is a “Party” and, collectively, are the “Parties.” Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings set forth in Article 1.
RECITALS
WHEREAS, CST is the indirect owner of all of the limited liability company interests of CrossAmerica GP LLC, a Delaware limited liability company and the general partner (the “General Partner”) of CAPL;
WHEREAS, CST indirectly owns all of the membership interests of CST Diamond, and CST Diamond owns all of the membership interests in Big Diamond, which owns all of the membership interests in Skipper;
WHEREAS, CST is the indirect sole stockholder of CST Shamrock and CST Arizona;
WHEREAS, prior to the Closing and in accordance with Section 2.1(a) hereof, (a) Big Diamond and Skipper will transfer, assign and convey 26 NTIs and 1 NTI, respectively, to NTI Drop Down One, LLC, a newly formed single-member (disregarded for U.S. federal income tax purposes) Delaware limited liability company all of whose membership interests are owned by CST Diamond (“NTI Drop Down One”); (b) CST Shamrock will contribute 1 NTI to NTI Drop Down Two, LLC, a newly formed single-member (disregarded for U.S. federal income tax purposes) Delaware limited liability company all of whose membership interests are owned by CST Shamrock (“NTI Drop Down Two”); and (c) CST Arizona will contribute 1 NTI to NTI Drop Down Three, LLC, a newly formed single-member (disregarded for U.S. federal income tax purposes) Delaware limited liability company all of whose membership interests are owned by CST Arizona (“NTI Drop Down Three” and together with NTI Drop Down One and NTI Drop Down Two, the “NTI Entities” and individually an “NTI Entity”). The transfer, assignment and conveyance referenced above and the contribution referenced above shall collectively be known as the “NTI Contribution” and the NTIs to be transferred, assigned, conveyed and contributed pursuant to the NTI Contribution shall be known as the “Contributed NTIs”;
WHEREAS, CAPL desires to purchase all of the membership interests of each NTI Entity (collectively, the “Membership Interests”) from each Membership Interest Seller and become the sole member of each NTI Entity, and each Membership Interest Seller desires to sell its respective Membership Interests to CAPL and cease to be a member of each respective NTI Entity, in each case upon the terms and subject to the conditions set forth in this Agreement (the “Membership Interest Purchase”);

WHEREAS, immediately following the Membership Interests Purchase, CAPL desires to assign the Membership Interests to LGWS and cease to be a member of each NTI Entity that CAPL will own immediately following the consummation of the Membership Interest Purchase, and LGWS desires to accept the assignment of the Membership Interests and become the sole member of each NTI Entity, in each case upon the terms and subject to the conditions set forth in this Agreement (the “LGWS Transfer”);
WHEREAS, following the LGWS Transfer, each NTI Owner will lease back from the appropriate NTI Entity, at the rent set forth in Exhibit A-1 the real property associated with each Contributed NTI that such NTI Owner owned prior to the NTI Contribution, pursuant to a “triple-net” lease substantially in the form attached hereto as Exhibit A-2 (the “Lease”);
WHEREAS, CST, CAPL, LGWS, the NTI Owners and CST Diamond have taken or caused to be taken all corporate, partnership and limited liability company action, as the case may be, required to approve the transactions contemplated by this Agreement; and
WHEREAS, the consummation of the transactions contemplated by this Agreement shall occur contemporaneously with, and is expressly conditioned upon, the consummation of the transactions contemplated by that certain Fuel Supply Contribution Agreement, dated of even date herewith, by and among CST, CST Services LLC and CAPL (the “Fuel Contribution Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS

1.1	Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below.
“Agreement” has the meaning set forth in the Preamble.
“Assignment” has the meaning set forth in Section 2.2(b)(ii).
“Big Diamond” has the meaning set forth in the Preamble.
“Business” has the meaning set forth in Section 3.3.
“CAPL” has the meaning set forth in the Preamble.
“CAPL Common Units” has the meaning set forth in Section 2.3.
“CAPL Fundamental Representations” has the meaning set forth in Section 7.3(a).
“CAPL Indemnified Parties” has the meaning set forth in Section 7.1.
“CAPL Partnership Agreement” has the meaning set forth in Section 4.6(a).
“Cash Consideration” has the meaning set forth in Section 2.3.
“Casualty Loss” has the meaning set forth in Section 5.5.
“Ceiling Amount” has the meaning set forth in Section 7.9(a).

“Certificate of Insurance” has the meaning set forth in Section 3.20.
“Claim Notice” has the meaning set forth in Section 7.4(a).
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).
“Condemned Property” has the meaning set forth in Section 5.6.
“Conflicts Committee” has the meaning set forth in Section 3.19.
“Contributed NTIs” has the meaning set forth in the Recitals.
“CST Arizona” has the meaning set forth in the Preamble.
“CST Diamond” has the meaning set forth in the Preamble.
“CST Fundamental Representations” has the meaning set forth in Section 7.3(a).
“CST Indemnified Parties” has the meaning set forth in Section 7.2.
“CST Parties” means CST, CST Diamond, Big Diamond, Skipper, CST Shamrock, CST Arizona and each NTI Entity.
“CST Shamrock” has the meaning set forth in the Preamble.
“Encumbrances” has the meaning set forth in Section 2.1.
“Environmental Laws” means all (i) Laws relating to protection of the environment, natural resources (including ambient air, surface water, groundwater, wetlands, land, surface or subsurface strata, wildlife, aquatic species and vegetation) or human and occupational health and safety, including Laws relating to Hazardous Substances, Laws otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, release, transport, remediation, abatement, cleanup or handling of Hazardous Substances, Laws relating to pollution or prevention of pollution (including emissions of dust, heat, noise or odor) and Laws relating to maintenance of water or air quality, (ii) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and (iii) Laws relating to the condition, management or use of natural resources (including ambient air, surface water, groundwater, wetlands, land, surface or subsurface strata, wildlife, aquatic species and vegetation).
“Environmental Liabilities” means all liabilities that relate to the Contributed NTIs that arise under or relate to a violation of Environmental Laws.
“Environmental Permits” means any Permit, license, authorization, consent or similar item required by Environmental Laws for the ownership and operation of the Properties.
“Equity Consideration” has the meaning set forth in Section 2.3.
“Execution Date” has the meaning set forth in the Preamble.
“Fuel Contribution Agreement” has the meaning set forth in the Recitals.

“General Partner” has the meaning set forth in the Recitals.
“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, regulatory authority or arbitrator.
“Hazardous Substances” means (a) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, urea formaldehyde foam, flammable explosives, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, polychlorinated biphenyls and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority.
“Indemnity Claim” has the meaning set forth in Section 7.4(a).
“Interim Period” has the meaning set forth in Section 5.1.
“Laws” means all applicable local, state, federal or foreign laws, statutes, rules, regulations, ordinances or standards.
“Lease” has the meaning set forth in the Recitals.
“LGWS” has the meaning set forth in the Preamble.
“LGWS Assignment” has the meaning set forth in Section 2.2(d)(i).
“LGWS Transfer” has the meaning set forth in the Recitals.
“Management Information” has the meaning set forth in Section 3.19.
“Material Adverse Effect” has the meaning set forth in Section 3.3.
“Membership Interest Purchase” has the meaning set forth in the Recitals.
“Membership Interests” has the meaning set forth in the Recitals.
“NTI Contribution” has the meaning set forth in the Recitals.
“NTI Entities” has the meaning set forth in the Recitals.
“NTI Entity Membership Interest Assignments” has the meaning set forth in Section 2.2(b)(ii).
“NTI Owners” has the meaning set forth in the Preamble.
“NTIs” means the “new to industry stores” and the real property associated therewith, excluding any and all personal property (including any Storage Tank System) related to such new to industry stores identified on Exhibit B hereto.

“Membership Interest Sellers” has the meaning set forth in the Preamble.
“NTI Drop Down One” has the meaning set forth in the Recitals.
“NTI Drop Down Two” has the meaning set forth in the Recitals.
“NTI Drop Down Three” has the meaning set forth in the Recitals.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Permits” means all operating permits, fuel equipment permits or tank permits, underground and aboveground storage tank notifications or registrations, if any, and other permits, licenses, filings and other governmental authorizations, agreements, contracts and approvals including any licenses or permits relating to the sale of tobacco products and alcoholic beverages.
“Permitted Encumbrances” means (i) real estate Taxes assessed for the fiscal year in which the Closing takes place and not yet due and payable; (ii) those exceptions to title for the Contributed NTIs identified in any owner’s policy of title insurance issued by a title insurance company that has industry-recognized knowledge, experience and reputation held by any NTI Entity with respect to any Contributed NTI; and (iii) all building and zoning Laws affecting the Contributed NTIs that do not materially and adversely interfere with the use of the Contributed NTIs for the retail sale of petroleum products and food stuffs. Notwithstanding anything to the contrary set forth herein, other than the liens for real estate Taxes described in clause (i) in this definition, no liens, claims, restrictions on transfer, security interests, pledges, mortgages, encumbrances (whether legal, equitable or otherwise) or charges of any kind shall be deemed to be Permitted Encumbrances.
“Pre-Closing Contributions” has the meaning set forth in Section 2.1(a).
“Purchase Price” has the meaning set forth in Section 2.3.
“Release” has the meaning specified in 42 U.S.C. §9601(22).
“Securities Act” has the meaning set forth in Section 3.18.
“Skipper” has the meaning set forth in the Preamble.
“Surveys” has the meaning set forth in Article 2.
“Storage Tank System” means the complex of one or more underground or above ground storage tanks and their associated underground, above ground (excluding canopies), and/or connected piping and related fuel dispensing, pumping, mechanical, control and detectional equipment.
“Taxes” shall mean (i) all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges, all estimated taxes, deficiency assessments, additions to tax, penalties and interest and (ii) any liability for the payment of or in respect of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, combined or unitary group for tax purpose or, as a result of any tax sharing or tax allocation agreement, arrangement or understanding or as a result of being liable for another person’s or entity’s taxes as a transferee or successor, by contract or otherwise.
“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.
“Transaction Documents” has the meaning set forth in Section 3.2.
ARTICLE 2
SALE AND PURCHASE

2.1	Agreement to Sell and to Purchase

(a)
Not more than seven (7) business days prior to the Closing (as defined below) and upon the terms and subject to the conditions set forth in this Agreement, CST, the Membership Interest Sellers, Big Diamond, Skipper and the NTI Entities will cause the following to occur (the following transactions are collectively referred to as the “Pre-Closing Contributions”):

i.
Big Diamond and Skipper shall assign, transfer, convey and deliver to NTI Drop Down One, and NTI Drop Down One shall receive and accept from Big Diamond and Skipper, all of the rights, title and interests in and to those NTIs listed across from each of Big Diamond’s and Skipper’s names on Exhibit B attached hereto;

ii.
CST Shamrock shall contribute, assign, transfer, convey and deliver to NTI Drop Down Two, and NTI Drop Down Two shall receive and accept from CST Shamrock, all of the rights, title and interests in and to those NTIs listed across from CST Shamrock’s name on Exhibit B attached hereto; and

iii.
CST Arizona shall contribute, assign, transfer, convey and deliver to NTI Drop Down Three, and NTI Drop Down Three shall receive and accept from CST Arizona, all of the rights, title and interests in and to those NTIs listed across from CST Arizona’s name on Exhibit B attached hereto; in each case, free and clear of any pledges, restrictions on transfer, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever (collectively the “Encumbrances”), except for those Encumbrances set forth on Schedule 2.1 attached to this Agreement.

(b)	On the Closing Date (as defined below) and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Purchase Price:

i.
CST Diamond shall sell, assign, transfer, convey and deliver to CAPL, and CAPL shall purchase and accept from CST Diamond, 100% of the Membership Interests in NTI Drop Down One (and CAPL shall become the sole member of NTI Drop Down One);

ii.
CST Shamrock shall sell, assign, transfer, convey and deliver to CAPL, and CAPL shall purchase and accept from CST Shamrock, 100% of the Membership Interests in NTI Drop Down Two (and CAPL shall become the sole member of NTI Drop Down Two); and

CST Arizona shall sell, assign, transfer, convey and deliver to CAPL, and CAPL shall purchase and accept from CST Arizona, 100% of the Membership Interests in NTI Drop Down Three (and CAPL shall become the sole member of NTI Drop Down

Three); in each case, free and clear of any Encumbrances, except for restrictions on transfer arising under applicable securities Laws.
(c) On the Closing Date, immediately following the Membership Interest Purchase and upon the terms and subject to the conditions set forth in this Agreement, CAPL shall assign, transfer, convey and deliver to LGWS, and LGWS shall accept from CAPL, the Membership Interests (and LGWS shall become the sole member of each NTI Entity), in each case, free and clear of any Encumbrances, except for restrictions on transfer arising under applicable securities Laws.
2.2Closing and Closing Deliveries.

(a)
The closing of the transactions set forth in Sections 2.1(b) and (c) hereof (the “Closing”) will be held following satisfaction or waiver of all of the conditions precedent to the Closing set forth in Article 6 at the offices of CST, One Valero Way, Building D, Suite 200, San Antonio, Texas, on or before 9:00 a.m., San Antonio, Texas time, July 1, 2015, or such other place, date and time as may be mutually agreed upon by the Parties. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b)	At the Closing, the CST Parties shall deliver, or cause to be delivered, to CAPL the following:

i.	evidence of the completion of the Pre-Closing Contribution reasonably satisfactory to CAPL;

ii.
a counterpart to an assignment and assumption agreement with respect to each Membership Interest substantially in the form attached as Exhibit C hereto (an “Assignment”) evidencing the assignment, transfer and delivery from each Membership Interest Seller to CAPL of all of the Membership Interests and the admission of CAPL as the sole member of each NTI Entity (the “NTI Entity Membership Interest Assignments”), duly executed by each Membership Interest Seller;

iii.	an officer’s certificate certifying the CST Parties’ satisfaction of its conditions required by Section 6.2;

iv.
a valid certificate of non-foreign status pursuant to U.S. Treasury Regulations Section 1.1445-2(b) executed by each Membership Interest Seller in such form as reasonably requested by CAPL, such that no withholding will be required pursuant to Section 1445 of the Internal Revenue Code; and

v.	such other certificates, instruments of conveyance and documents, if any, as may be reasonably requested by CAPL prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)	At the Closing, CAPL shall deliver, or cause to be delivered, to each Membership Interest Seller the following:

i.	a counterpart to each NTI Entity Membership Interest Assignment, duly executed by CAPL;

ii.	an officer’s certificate certifying CAPL’s satisfaction of its conditions required by Section 6.3;

iii.
such other certificates, instruments of conveyance and documents, if any, as may be reasonably requested by the Membership Interest Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement;

iv.	the Cash Consideration (as defined below) by wire transfer of immediately available funds made to such bank accounts as designated in writing to CAPL by the Membership Interest Sellers; and

v.	the Equity Consideration (as defined below).

(d)	At the Closing, CAPL shall deliver, or caused to be delivered, to LGWS the following:

i.
a counterpart to an Assignment evidencing the assignment, transfer and delivery from CAPL to LGWS of all of the Membership Interests and the admission of LGWS as the sole member of each NTI Entity (the “LGWS Assignment”), duly executed by CAPL; and

ii.	such other certificates, instruments of conveyance and documents, if any, as may be reasonably requested by LGWS prior to the Closing Date to carry out the intent and purposes of this Agreement.

(e)	At the Closing, LGWS shall deliver, or caused to be delivered, to CAPL the following:

i.	a counterpart of the LGWS Assignment, duly executed by LGWS; and

ii.	such other certificates, instruments of conveyance and documents, if any, as may be reasonably requested by CAPL prior to the Closing Date to carry out the intent and purposes of this Agreement.

(f)	At the Closing, LGWS shall deliver, or cause to be delivered, to each NTI Owner the following:

i.	a counterpart of the Lease related to each respective NTI Owner’s Contributed NTIs, duly executed by each NTI Entity, as applicable; and

ii.
such other certificates, instruments of conveyance and documents, if any, as may be reasonably requested by each NTI Owner prior to the Closing Date to carry out the intent and purposes of this Agreement.

(g)	At the Closing, each NTI Owner shall deliver, or cause to be delivered, to each NTI Entity the following:

i.	a counterpart of each Lease related to such NTI Owner’s Contributed NTIs, duly executed by such NTI Owner; and

ii.	such other certificates, instruments of conveyance and documents, if any, as may be reasonably requested by LGWS prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.3
Purchase Price. The purchase price to be paid by CAPL to the Membership Interest Sellers for the Membership Interests shall be the aggregate of (a) $124,397,390.00 in cash (the “Cash Consideration”), with $116,396,000.00 of the Cash Consideration delivered to CST Diamond in respect of the Membership Interests in NTI Drop Down One, $3,938,695.00 of the Cash Consideration delivered to CST Shamrock in respect of the Membership Interests in NTI Drop Down Two and $4,062,695.00 of the Cash Consideration delivered to CST Arizona in respect of the Membership Interests in NTI Drop Down Three, and (b) 338,098 common units (“CAPL Common Units”) representing limited partner interests in CAPL (the “Equity Consideration,” and together with the Cash Consideration, the “Purchase Price”), with 338,018 CAPL Common Units delivered to CST Diamond in respect of the Membership Interests in NTI Drop Down One, 40 CAPL Common Units delivered to CST Shamrock in respect of the Membership Interests in NTI Drop Down Two and 40 CAPL Common Units delivered to CST Arizona in respect of the Membership Interests in NTI Drop Down Three.

2.4
Further Assurances. The Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments and other documents and to do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate, to assure that all beneficial and record title to the Membership Interests fully and effectively vests in

CAPL and subsequently vests in LGWS and that the Purchase Price is properly issued and paid, as applicable, to the appropriate Membership Interest Seller.

2.5
Tax Characterization of Contribution and Cash Received. Each of the Parties acknowledges and agrees that for federal income tax purposes the transactions consummated pursuant to this Agreement will be treated as a contribution, as described in Section 721 of the Internal Revenue Code, of the Contributed NTIs to CAPL in exchange for the Equity Consideration and the Cash Consideration. To the maximum extent possible, the Cash Contribution for the Contributed NTIs shall be treated as a reimbursement of preformation capital expenditures described in Treasury Regulation Section 1.707-4(d). To the extent the Cash Consideration received in exchange for the Contributed NTIs exceeds the amount that can be so treated, such excess cash will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Internal Revenue Code. Each of the Parties agrees to prepare and file all U.S. federal income tax returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such tax return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
CST, THE NTI OWNERS AND CST DIAMOND
CST, each NTI Owner, with respect to the NTIs owned by it and to be transferred pursuant to this Agreement and any NTI Entity owned by it the Membership Interests of which are contemplated to be transferred to CAPL pursuant to this Agreement, and CST Diamond, hereby represent and warrant to CAPL and LGWS that the following statements are true and correct as of the date of this Agreement (or if another date is set forth in such statement, such other date) and as of the Closing Date.

3.1
Organization. Each CST Party is duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation and has all requisite corporate or limited liability company power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as now conducted. Each CST Party is duly licensed or qualified to do business in each state in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified. There is no pending or threatened action for the dissolution, liquidation, bankruptcy or insolvency of any CST Party.

3.2
Authority and Approval. CST, each of the NTI Owners and CST Diamond has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, the NTI Entity Membership Interest Assignment, the Lease and each of the other documents and certificates to be delivered at Closing or contemplated by this Agreement (collectively, the “Transaction Documents”) to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof or thereof to be performed by it. The execution and delivery by CST, each of the NTI Owners or CST Diamond of any Transaction Document to which it is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed by CST, each of the NTI Owners and CST Diamond, respectively, have been duly authorized and approved by all requisite entity action of CST, each NTI Owner and CST Diamond, as applicable. Each Transaction Document to which CST, any NTI Owner and/or CST Diamond is or will be a party will constitute, upon execution and delivery by it, its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). This Agreement has been duly executed and delivered by CST, each of the NTI Owners and CST Diamond.

3.3
No Violation. The execution and delivery of the Transaction Documents by CST, each of the NTI Owners and CST Diamond does not, and the consummation of the transactions contemplated hereby or thereby and the performance by CST, each of the NTI Owners and CST Diamond of the obligations that it is obligated to perform hereunder or thereunder do not and will not: (a) violate any provision of the respective organizational documents of CST, each of the NTI Owners, each of the NTI Entities or CST Diamond, (b) breach or violate, or result in the breach or violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien or other Encumbrance upon any of CST, each of the NTI Owners, each of the NTI Entities or CST Diamond pursuant to, any mortgage, lien, lease, franchise, license, Permit, agreement or other instrument to which any of CST, the NTI Owners, the NTI Entities or CST Diamond is a party, or by which any of CST, the NTI Owners, the NTI Entities or CST Diamond is bound, and that, individually or in the aggregate, could have a material adverse effect upon (i) the assets, properties, business, results of operations or condition (financial or otherwise) of CST, the NTI Owners and CST Diamond, including the Contributed NTIs (the “Business”) or (ii) any of CST, the NTI Owners or CST Diamond’s ability to consummate this transaction (either subpart (i) or (ii) herein being referred to as a “Material Adverse Effect”); (c) contravene or violate any Law, judgment, order, writ, injunction, or decree applicable to any of CST, the NTI Owners, the NTI Entities or CST Diamond or any of the Contributed NTIs in any material respect; or (d) require any consent, approval, license, permit, order or authorization of any Governmental Authority or any other person or entity.

3.4	Title to NTIs.

(a)
As of the date hereof, each of the NTI Owners is the sole owner of, and has good and marketable title to its respective Contributed NTIs, and as of the Closing Date each NTI Entity will be the sole owner and will have good, marketable, indefeasible and insurable (at standard rates) title to the NTIs contributed to it, in each case in fee simple absolute, free and clear of all liens except the Permitted Encumbrances and liens that will be released at or prior to the Closing. No agreement concerning or restricting the transfer or sale of any Contributed NTI is in effect and no person has any right or option to acquire any of the Contributed NTIs to be sold pursuant to this Agreement other than the NTI Entities, CAPL and LGWS. The buildings, structures, appurtenances, equipment and other properties owned or used by the NTI Owners are in adequate condition to operate such NTI Owner’s business as it is currently operated by such NTI Owner and as contemplated to be operated by CAPL and LGWS pursuant to the Management Information.

(b)
On the date hereof, each NTI Owner is, and as of the Closing Date, each NTI Entity will be, the holder of an owner’s policy of title insurance issued by a title insurance company that has industry-recognized knowledge, experience and reputation in a principal amount not less than amount paid by CST or its affiliate to acquire the real property on which the NTI is located.

3.5
Condemnation. Except as set forth in Schedule 3.5, no CST Party has received any written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Contributed NTIs, nor is there any pending or, to any CST Party’s knowledge, threatened, condemnation, expropriation, eminent domain or other similar proceeding affecting all or any portion of any of the Contributed NTIs.

3.6
Physical Defects. Except as set forth on Schedule 3.6, no CST Party has knowledge of any latent defects or adverse facts that exist with respect to the physical condition of the Contributed NTIs, including adverse soil conditions. Except as set forth on Schedule 3.6, no CST Party has received written notice of any physical defects or conditions or violations of applicable Law (representations and warranties with respect to environmental matters being set forth in Section 3.7 hereof, and being specifically excluded from this Section 3.6) with regard to any of the Contributed NTIs. There are no open or pending violations or proceedings involving any Governmental Authority with respect to any of the Contributed NTIs. Gas, electricity, water, sanitary and storm sewerage (except for those Contributed NTIs where septic systems have been installed in lieu of public sanitary sewer), and telephone services enter each of the Contributed NTIs directly from a public street and are in working order, and these services are adequate for the present needs of each of the Contributed NTIs in its current use and for the use contemplated for CAPL and LGWS by the Management Information and no CST Party has received written notice otherwise. The CST Parties shall make available for review by CAPL and its affiliates, copies of all surveys, reports or deficiency notices concerning the Contributed NTIs that are in the possession of any CST Party. Each NTI Owner has, and at the Closing each NTI Entity will have, possession of its respective Contributed NTIs. No CST Party has received any written notice of default under any Law, contract or permit, relating to the use and operation of the Contributed NTIs.

3.7	Environmental Matters. Except as disclosed on Schedule 3.7:

(a)
no written or oral notice, notification, demand, request for information, citation, summons, complaint or order has been received by any CST Party, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of any CST Party, threatened, by any Governmental Authority or other person or entity with respect to any past or present (i) alleged violation of any Environmental Laws or liability thereunder with respect to the Contributed NTIs; (ii) alleged failure by any CST Party or their affiliates to possess any Environmental Permit with respect to the Contributed NTIs; (iii) Release of Hazardous Substances; or (iv) damage to natural resources;

(b)
no surface impoundments, pits or lagoons in which Hazardous Substances are being or have been treated, stored, or disposed of have been located on the NTIs by any CST Party or their affiliates or, to the knowledge of any CST Party, at any time before; no Hazardous Substances have been found in any potable water (excluding potable water supplied by Governmental Authorities) used to supply any such property by any CST Party or their affiliates or, to the knowledge of any CST Party, at any time before; and no Hazardous Substances in an amount or concentration so as to violate Environmental Laws is or was deposited or released at, under or on any of the NTIs by any CST Party or their affiliates or, to the knowledge of any CST Party, at any time before;

(c)
each NTI Owner and CST Diamond is, and, as of the Closing, each NTI Entity will be, in compliance with all Environmental Laws and all Environmental Permits, except as would not have a Material Adverse Effect, and there are no Environmental Liabilities with respect to the Contributed NTIs; and

(d)
each NTI Owner and CST Diamond is, and, as of the Closing, each NTI Entity will be, in material compliance with all Environmental Laws relative to the construction, maintenance, compliance and use of underground and above-ground storage tanks and appurtenances thereto at all Contributed NTIs and there are no leaking underground or above-ground storage tanks at any of the Contributed NTIs.

3.8
Leases. At Closing, no lease or license for the Contributed NTIs, or any portion of any of them, shall be in effect, and no person or entity shall be in possession of, or have the right to possess, the Contributed NTIs, or any portion of them, except for the tenants under the Leases. With the exception of the rights of the NTI Owners as tenants occupying any of the Contributed NTIs or any part thereof, there are no persons in possession of the Contributed NTIs or any part thereof and, except for the Permitted Encumbrances, there are no agreements, written or oral, in the nature of purchase contracts, leases, rights of occupancy, adverse claims, option agreements, rights of first refusal, rights of reverter, mortgages, easements, licenses, Permits, franchises, concessions, occupancy agreements, guaranties, indemnities, or agreements affecting the Contributed NTIs, or any part thereof, and there are no adverse or other persons in possession of the Contributed NTIs or any part thereof.

3.9
No Construction. There are no unfinished construction items or open construction contracts related to any of the Contributed NTIs. All contractors, subcontractors, suppliers, architects, engineers, and others who have performed services or labor for the Contributed NTIs have been paid in full and all liens arising therefrom (or claims which with the passage of time or the giving of notice, or both, could mature into liens) have been satisfied and released. There are not now and will not be on the closing date any agreements or understandings relating to work to the common public roads serving the Contributed NTIs, nor are there any agreements in place with any person for common improvements with respect to the Contributed NTIs.

3.10	Access. No fact or condition exists that would result in the termination of vehicular and pedestrian ingress to and egress from the Contributed NTIs.

3.11
Reliance on Other Properties. The Contributed NTIs are independent units that do not now rely on any facilities (other than driveways pursuant to easements and cross-access agreements, and facilities covered by Permitted Encumbrances or facilities of municipalities or public utilities or third party detention facilities) located on any property that is not part of such Contributed NTI to fulfill any municipal or other requirement of a Governmental Authority, or for the furnishing to such Contributed NTI of any essential building systems or utilities (including drainage facilities, catch basins, and retention ponds). No other building or other property that is not part of any Contributed NTI relies upon any part of the Contributed NTI to fulfill any municipal or other requirement of a Governmental Authority, or to provide any essential building systems or utilities.

3.12
Operating Contracts. There are no service contracts, employment agreements or arrangements or existing management agreements affecting the Contributed NTIs, other than maintenance agreements, vendor agreements or marketing agreements related to the normal operations of the NTIs, or other agreements that cannot be terminated upon 90 days or less prior notice.

3.13	Capitalization; Title to Membership Interests

(a)
(i) CST Diamond owns beneficially and of record 100% of the Membership Interests in, and is the sole member of, NTI Drop Down One, (ii) CST Shamrock owns beneficially and of record 100% of the Membership Interests in, and is the sole member of, NTI Drop Down Two and (iii) CST Arizona owns beneficially and of record 100% of the Membership Interests in, and is the sole member of, NTI Drop Down Three, in each case free and clear of all liens (other than those arising pursuant to restrictions on transfer under applicable securities Laws). The Membership Interests are not subject to any agreements or understandings with respect to the voting or transfer of the Membership Interests (other than those arising pursuant to restrictions on transfer under applicable securities Laws), except as set forth in this Agreement. The Membership Interests have been duly authorized, validly issued and fully paid and are non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).

(b)
Other than this Agreement, there are no outstanding options, warrants, exchangeable or convertible debt or similar rights or agreements to purchase or acquire any equity interests in any of the NTI Entities, any other commitments or contracts providing for the issuance of additional equity interests, or for the repurchase or redemption of the Membership Interests or equity interests in any of the NTI Entities, or any contracts of any kind that may obligate the NTI Entities to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests.

(c)
The Membership Interests are not subject to and will not be issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Law applicable to such interests or any contract to which any CST Party or any of their subsidiaries or affiliates (including the NTI Entities) is a party or to which it or any of its properties or assets is otherwise bound.

3.14	Litigation; Laws and Regulations.

(a)
There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to any CST Party’s knowledge, threatened, against or affecting the Membership Interests, any NTI Owner, CST Diamond or the Contributed NTIs; or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against or affecting the Membership Interests, any NTI Owner, CST Diamond or the Contributed NTIs, except in each case of (i) and (ii) of this Section 3.14(a), for those items that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)
None of the NTI Owners, the Contributed NTIs, CST Diamond or the NTI Entities is in violation of or in default under any applicable Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Notwithstanding the foregoing, none of the NTI Owners or CST Diamond makes any representation or warranty, express or implied, under this Section 3.14 relating to environmental matters, which are exclusively addressed in Section 3.7, or relating to tax matters, which are exclusively addressed in Section 3.15.

3.15	Taxes. Except as disclosed on Schedule 3.15 hereto,

(a)	All Taxes owed by the CST Parties and their affiliates for the Contributed NTIs have been or will be timely paid.

(b)
No CST Party nor any of its affiliates has received any notice, and has no knowledge, that any of the Contributed NTIs or any portion or portions thereof is or will be subject to or affected by any special assessments, whether or not presently a lien thereon.

3.16	Employees. No NTI Owner, NTI Entity or CST Diamond has had, currently has and, with respect to any NTI Entity, will have as of the Closing, any employees.

3.17
Brokerage Arrangements. None of CST, the NTI Owners, CST Diamond or any of their respective affiliates (other than CAPL, the General Partner or any of their respective subsidiaries) have entered (directly or indirectly) into any agreement with any person that would obligate CAPL, the General Partner or any of their respective subsidiaries to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

3.18
Investment Intent. Each of the Membership Interest Sellers has substantial experience in analyzing and investing in entities like CAPL and is capable of evaluating the merits and risks of its investment in the Equity Consideration. Each of the Membership Interest Sellers is acquiring the CAPL Common Units solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or state securities Laws. Each of the Membership Interest Sellers acknowledges that the CAPL Common Units will not be registered under the Securities Act or any applicable state securities Laws, and that the CAPL Common Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, as applicable, and pursuant to state securities Laws.

3.19	Management Information and Disclosure.

(a)
The valuations and capitalization rate (rental payment) (the “Management Information”) provided to the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”) (including those provided to the Conflicts Committee’s financial advisor) as part of the Conflicts Committee’s review in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby were prepared and delivered in good faith, are based on reasonable assumptions, are materially consistent with CST’s, the NTI Owners’ and CST Diamond’s respective management’s current expectations regarding the Business and knowledge of the NTIs and are materially consistent with the provisions of the contracts affecting the Business.

(b)
No representation or warranty or other statement made by any of CST, the NTI Owners or CST Diamond in this Agreement, the Schedules, any supplement to the Schedules, the certificates delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

3.20
Insurance Claims. Attached as Schedule 3.20 hereto is a Certificate of Insurance (the “Certificate of Insurance”) listing all insurance policies (the “Insurance Policies”) or binders that currently are in effect insuring the Contributed NTIs. The Insurance Policies are in full force and effect, and none of the NTI Owners or their affiliates has received written notice of any pending or threatened termination of such policies. Each of the Insurance Policies are issued by an insurer that is financially sound and reputable. The Insurance Policies, taken together, provide adequate insurance coverage for all risks normally insured against by a Person carrying on the same business or businesses as the NTI Owners and the Contributed NTIs in the same location. The Insurance Policies are sufficient for compliance with applicable Law and any material agreements to which the NTI Owners or the Contributed NTIs are subject. Each CST Party will make available to CAPL, upon request, true, correct and complete copies of all such insurance policies that have been in effect at any time during the preceding two-year period. No NTI Owner has violated any of the terms or conditions of such policies and is not otherwise in default thereof, and all of the terms and conditions to be performed by the issuers of such policies have been fully performed and such policies are free from any right of termination on the part of the issuers of such policies. No party to any such policy has repudiated any provision thereof or has provided any notice to the NTI Owners that it is denying coverage for any event covered thereby and each policy is legal, valid, binding, enforceable and in full force and effect. A true, correct and complete schedule of all claims by the NTI Owners that are related to the

Contributed NTIs under any of such policies for the two years prior to the date of this Agreement is included in Schedule 3.20. Since May 1, 2013, there has not been any material adverse change in any of the NTI Owner’s or CST Diamond’s relationship with its insurers or in the premiums payable pursuant to such policies (except for premium increases in the ordinary course of business).

3.21
Transfer Taxes. The transfer of the Contributed NTIs is not subject to any state, or local realty transfer tax under any tax laws applicable to the Contributed NTIs or any CST Party or any of its affiliates.

3.22
Other Assets. On the date hereof, the NTI Entities own no assets and are not a party to any agreement. At Closing and in accordance with Section 2.1(a) hereof, the sole assets of the NTI Entities will be the applicable Contributed NTIs and the sole agreement to which the NTI Entities will be a party is a Lease.

3.23
Disclaimer of Warranties. Except as expressly set forth in this Article 3, CST, the NTI Owners and CST Diamond make no representations or warranties whatsoever and disclaim all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including any opinion, information or advice that may have been provided by any officer, stockholder, director, employee, agent or consultant of CST, the NTI Owners, CST Diamond or their respective affiliates.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CAPL AND LGWS
CAPL and LGWS hereby represent and warrant to CST, the NTI Owners and CST Diamond that the following statements are true and correct as of the date of this Agreement (or if another date is set forth in such statement, such other date).

4.1
Organization and Existence. Each of CAPL and LGWS is duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation and has all requisite limited partnership or corporate power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2
Authority and Approval. Each of CAPL and LGWS has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by CAPL or LGWS has been duly authorized and approved, by all requisite entity action of CAPL and its general partner and LGWS. This Agreement has been duly executed and delivered by CAPL and LGWS and, assuming the due authorization, execution and delivery of this Agreement by CST, the NTI Owners and CST Diamond, constitutes the valid and legally binding obligation of CAPL and LGWS, enforceable against CAPL and LGWS in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3
No Violation. The execution and delivery of this Agreement (or any related instrument) by CAPL and LGWS does not, and the consummation of the transactions contemplated hereby and the performance by CAPL or LGWS of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the organizational documents of CAPL or

LGWS; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon the any of the Contributed NTIs, if any, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which CAPL or LGWS is a party, or by which CAPL or LGWS is bound, and that could have a Material Adverse Effect; or (c) contravene or violate any Law, judgment, order, writ, injunction or decree in any material respect.

4.4
Brokerage Arrangements. Neither CAPL nor LGWS has entered (directly or indirectly) into any agreement with any person that would obligate CST or any of its affiliates (including CST Diamond and each of the NTI Owners, but other than CAPL, the General Partner and their respective subsidiaries) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby or thereby.

4.5
Investment Intent. CAPL and LGWS have substantial experience in analyzing and investing in entities like the NTI Entities and are capable of evaluating the merits and risks of their respective investments in the Membership Interests. CAPL and LGWS are each acquiring the Membership Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities Laws. CAPL and LGWS acknowledge that the Membership Interests will not be registered under the Securities Act or any applicable state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, as applicable, and pursuant to state securities Laws.

4.6	Valid Issuance; Listing.

(a)
At Closing, the offer and sale of the CAPL Common Units will have been duly authorized by CAPL pursuant to the First Amended and Restated Agreement of Limited Partnership of Lehigh Gas Partners, L.P., dated as of October 30, 2012, by and among the General Partner (f/k/a Lehigh Gas GP LLC) and Lehigh Gas Corporation, as amended (the “CAPL Partnership Agreement”), and when issued and delivered to the Membership Interest Sellers in accordance with the terms of this Agreement and the CAPL Partnership Agreement, will be validly issued, fully paid (to the extent required by the CAPL Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free and clear of all liens (other than those arising pursuant to the terms of the CAPL Partnership Agreement or restrictions on transfer under applicable federal and state securities Laws).

(b)	The currently outstanding CAPL Common Units are listed on the New York Stock Exchange and CAPL has not received any notice of delisting.

(c)
Other than this Agreement, and except as disclosed in filings made by CAPL with the U.S. Securities and Exchange Commission, there are no outstanding options, warrants, exchangeable or convertible debt or similar rights or agreements to purchase or acquire any equity interests in CAPL.

4.7
Disclaimer of Warranties. Except as expressly set forth in this Article 4, neither CAPL nor LGWS makes any representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including any opinion, information or advice that may have been provided by any officer, unitholder, stockholder, director, employee, agent or consultant of CAPL or LGWS, or their respective affiliates.

ARTICLE 5
COVENANTS, RIGHTS AND OBLIGATIONS

5.1
Access; Due Diligence; Cooperation. Between the Execution Date and the Closing Date (the “Interim Period”), each CST Party will: (a) furnish CAPL and its authorized representatives and advisors with all documents and information relating to the NTIs as reasonably requested by CAPL, its lenders, and its authorized representatives and advisors, (b) permit CAPL and its authorized representatives and advisors to review all books, records and contracts of each NTI Owner and each NTI Entity relating to the Contributed NTIs as requested by CAPL and its authorized representatives and advisors, and make copies thereof, (c) make available the advisors of each NTI Owner and each NTI Entity, including those responsible for the management of each NTI Owner and each NTI Entity and the Contributed NTIs, and cause each NTI Owner’s and each NTI Entity’s advisors to furnish CAPL and its authorized representatives and advisors with data and other information with respect to the Contributed NTIs as requested by CAPL and its authorized representatives and advisors, and discuss with CAPL and its authorized representatives and advisors the affairs of each NTI Owner and each NTI Entity, and (d) fully cooperate with CAPL in connection with its review of the Contributed NTIs including permitting CAPL to ensure that each of the Contributed NTIs has direct access to all streets and roadways abutting the Contributed NTIs and that there is vehicular and pedestrian ingress to and egress from the Contributed NTIs that is adequate for normal operations. In connection with CAPL’s investigations, CAPL agrees to (x) comply with all the requirements of Article 5 hereof, (y) conduct all investigations undertaken pursuant to this Section 5.1 so as to minimize any disruption of the operations presently being conducted at the Contributed NTIs and (z) return the Contributed NTIs to their original condition promptly upon completion of the investigation. Except to the extent prohibited by law, CAPL commits to promptly disclose to each NTI Owner and each NTI Entity all information of which CAPL becomes aware (including all information resulting from its investigations pursuant to this Section 5.1) that could reasonably be construed to be a Breach of representations and warranties made by any NTI Owner (or, after the Pre-Closing Contributions, any NTI Entity) under this Agreement.

5.2
Operation of the Contributed NTIs. Except as provided in this Agreement or as consented to by the Parties, during the Interim Period: CST shall cause the NTI Owners and the NTI Entities to (i) conduct their businesses and operations relating to the Contributed NTIs in the usual and ordinary course consistent with past practices and (ii) use commercially reasonable efforts to preserve, maintain and protect its assets, business and operations; provided, however, no Party shall be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.2 if such payments or contractual arrangements or understandings would be commercially unreasonable (it being understood, for the purposes of clarity, any payment or contractual arrangement or understanding shall be deemed commercially reasonable if done in the usual and ordinary course of business, consistent with past practice).

5.3
Conduct of Business Prior to Closing. Without limiting Section 5.2, except for actions taken with the prior written consent of CAPL, from the Execution Date until the Closing Date, each NTI Owner and each NTI Entity shall conduct its business (and CST shall cause the NTI Owners and the NTI Entities to conduct their respective businesses) in the ordinary course consistent in all material respects with past practice, and shall:

(a)
maintain its business intact, market, promote, and sell its products and services consistently in all material respects with past practice, and preserve the goodwill of its business and present relationships with its suppliers and others with whom it has business relations;

(b)	maintain the Contributed NTIs, buildings, structures and other improvements and machinery and equipment constituting any of its assets in good operating condition and repair in all material respects;

(c)	meet its contractual obligations in all material respects and perform and pay its obligations as they mature in the ordinary course of business;

(d)
comply in all material respects with all Laws and all Permits and Environmental Permits applicable to the conduct of its business or the ownership or operation of its assets, and maintain in all material respects, and prosecute applications for, such Permits and Environmental Permits and pay all Taxes, assessments and other charges applicable thereto;

(e)
promptly advise CAPL in writing of any change in its assets or the conduct of its business, operations, properties, condition (financial or otherwise) or prospects that has, or could with the passage of time reasonably be expected to become the cause of, a Material Adverse Effect on the Contributed NTIs;

(f)
not take any action, or omit to take any action, that would result in any of its representations and warranties made herein being inaccurate in any material respect at the time of such action or omission as if made at and as of such time;

(g)
refrain from entering into any contract or commitment that (or amending any existing contract such that it) cannot be terminated upon transfer of the Contributed NTIs to the NTI Entities or to which any NTI Entity will otherwise be bound;

(h)	refrain from creating, incurring, or assuming any long-term or short-term indebtedness secured by the Contributed NTIs whether for money borrowed or otherwise;

(i)	perform the landlord’s material obligations under all agreements affecting the Contributed NTIs;

(j)	not enter into any lease agreements with tenants ;

(k)	not, either before or after any Closing Date, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers related to any Contributed NTI or any part thereof;

(l)	not declare or pay a dividend on, or make any other distribution in respect of, the Membership Interests;

(m)	not hire any employees;

(n)
not fail to pay premiums on, and shall not cancel or voluntarily allow to expire, any of CST Diamond’s or the NTI Owner’s currently existing policies of casualty and general liability insurance that provide coverage with respect to any Contributed NTI, unless such policy is replaced, without any lapse of coverage, by another policy providing coverage at least as extensive as the policy being replaced;

(o)	except as contemplated by this Agreement, not sell, transfer or otherwise dispose of any of the Contributed NTI, or any portion thereof, nor grant an option to purchase, grant a right of first opportunity, grant a right of first refusal, or acquire an option to sell, nor enter into any leases, service contracts, trust deeds, mortgages, restrictions, encumbrances, liens, licenses or other instruments or agreements affecting any of the Contributed NTIs (or amendments thereto);

(p)
terminate, effective as of Closing, all service contracts, employment agreements or arrangements or existing management agreements that are rejected pursuant to written notice delivered by CAPL to the NTI Entities prior to the Closing Date; and

(q)
refrain from taking any action, the taking of which, or from omitting to take any action, the omission of which, would cause any of the representations and warranties contained in Article 3 to fail to be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

5.4
Notices to Governmental Agencies. If CAPL’s environmental due diligence reveals any condition at the Contributed NTIs that requires disclosure to any governmental agency or authority, CAPL shall immediately (a) notify the appropriate NTI Owner (or, after the Pre-Closing Contributions, the appropriate NTI Entity) thereof, and (b) provide all data and analysis concerning the condition acquired during the due diligence process including without limitation the Environmental Site Assessment. CAPL acknowledges that applicable rules may require notification to a governmental agency within twenty-four (24) hours of occurrence, and CAPL agrees to take all reasonable steps necessary to support the ability of the appropriate NTI Owner (or, after the Pre-Closing Contributions, the appropriate NTI Entity), or the operator at the Contributed NTI, as the case may be, to meet this obligation. Except as provided by Law, in such event, at all times prior to the Closing, the appropriate NTI Owner (or, after the Pre-Closing Contributions, the appropriate NTI Entity), and not CAPL, CAPL’s agents, or anyone acting on CAPL’s behalf, shall make such legal determinations regarding disclosures as such NTI Owner (or, after the Pre-Closing Contributions, such NTI Entity) deems appropriate.

5.5
Casualty Loss. If, during the Interim Period, all or any portion of the Contributed NTIs suffers any loss, damage or reduction in value of the Contributed NTIs as a result of acts of God, including fire, explosion, earthquake, windstorm, flood or other casualty, but excluding any loss, damage or reduction in value as a result of depreciation or ordinary wear and tear (each a “Casualty Loss”), and such Casualty Loss is insured under any insurance policy maintained by any CST Party with respect to the Contributed NTIs, then such CST Party shall use commercially reasonable efforts to recover such amounts from third parties, including to make claims under such insurance policy regarding such Casualty Loss and such CST Party shall pay to the NTI Entity who will own such Contributed NTI as of the Closing any amounts received by such CST Party pursuant to such claims (less any collection costs) or apply such amounts to the repair or restoration of the Contributed NTIs affected by such Casualty Loss. Notwithstanding the foregoing, if in CAPL’s reasonable opinion, the Casualty Loss will have a material, adverse impact on CAPL’s ability to use the property for the retail sale of petroleum products, tobacco products, lottery tickets, alcohol and food stuffs, CAPL may elect, by written notice to the appropriate NTI Owner (or, after the Pre-Closing Contributions, the appropriate NTI Entity), to terminate this Agreement with respect to the affected Contributed NTI (the “Damaged Property”). If CAPL makes such election, (a) CAPL shall have no obligation to purchase the Damaged Property, (b) this Agreement shall continue in full force and effect as to the remaining unaffected Contributed NTIs and (c) the Purchase Price shall be adjusted to reflect the aggregate amount of the sum of the purchase prices for the Contributed NTIs, less the purchase price for the Damaged Property, as determined in reasonable good faith by CAPL. If CAPL fails to make such election prior to the Closing Date, the Closing shall nevertheless proceed; provided, however, that the obligations of CST in the first sentence of this Section 5.5 shall continue without modification.

5.6
Condemnation. If, during the Interim Period, any part of any Contributed NTI is taken, or noticed for taking, by eminent domain, the appropriate NTI Owner (or, after the Pre-Closing Contributions, the appropriate NTI Entity) shall promptly give CAPL written notice thereof. If, in CAPL’s reasonable opinion, the taking will have a material, adverse impact on CAPL’s ability to use the property for the retail sale of petroleum products, tobacco products, lottery tickets, alcohol and food stuffs, CAPL may elect, by written notice to the appropriate NTI Owner (or, after the Pre-Closing Contributions, the appropriate NTI Entity), to terminate this Agreement with respect to the affected Contributed NTI (the “Condemned Property”). If CAPL makes such election, (a) CAPL shall have no obligation to purchase the Condemned Property, (b) this Agreement shall continue in full force and effect as to the remaining unaffected Contributed NTIs and (c) the Purchase Price shall be adjusted to reflect the aggregate amount of the sum of the purchase prices for the Contributed NTIs, less the purchase price for the Condemned Property, as mutually determined in reasonable good faith by the Parties. If CAPL fails to make such election prior to the Closing Date, the Closing shall nevertheless proceed; provided, however, that CAPL shall be entitled to the benefit of any proceeds due as the result of such taking.

ARTICLE 6
CONDITIONS TO CLOSING

6.1
Conditions Precedent to Each Party’s Obligations to Closing. The respective obligations of each Party to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Parties:

(a)
No order or Law shall have been issued, enacted, entered, promulgated or enforced by any statute, rule, regulation, non-appealable judgment, court or Governmental Authority of competent jurisdiction that is in effect and prohibits or restricts the consummation of the transactions contemplated by this Agreement.

(b)
There shall not have been instituted, threatened or be pending any action, proceeding or investigation, whether formal or informal (or there shall not have been any material adverse development with respect to any action or proceeding currently instituted, threatened or pending), before or by any Governmental Authority, or by any other person or entity, in connection with the transactions contemplated by this Agreement that either (i) is, or is reasonably likely to be, materially adverse to the transactions contemplated by this Agreement, or (ii) will, or is reasonably likely to, prohibit, prevent, restrict or delay consummation of this Agreement.

(c)	The transactions contemplated by the Fuel Contribution Agreement shall have closed contemporaneously with the Closing.

(d)	The Equity Consideration shall have been approved for listing on The New York Stock Exchange, subject to notice of issuance.

6.2
Conditions to the Obligations of CAPL. The obligations of CAPL to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by CAPL:

(a)	The representations and warranties of the CST Parties set forth in Article 3 of this Agreement shall be true and correct. Each CST Party shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

(b)	There shall have been no Material Adverse Effect.

(c)
CAPL shall have received a written opinion from Paul Hastings LLP that, after giving effect to the transactions contemplated by this Agreement and Fuel Contribution Agreement, at least 90% of CAPL’s income will constitute “qualifying income” in accordance with Section 7704 of the Internal Revenue Code, subject to the officer’s certificate, if any, required of CST, CST Diamond and the NTI Owners and their respective affiliates.

(d)
CAPL shall have sufficient available borrowing capacity under that certain Third Amended and Restated Credit Agreement, dated as of March 4, 2014, as amended, by and among CAPL and LGWS, certain domestic subsidiaries of CAPL, the lenders thereto, and Citizens Bank of Pennsylvania, as administrative agent for the lenders thereunder to fund the Cash Consideration.

(e)
The Conflicts Committee and its advisors have been provided, no fewer than seven (7) business days prior to Closing, copies of the owner’s policy of title insurance issued to each NTI Owner with respect to such NTI Owner’s Contributed NTIs by a title insurance company that has industry-recognized knowledge, experience and reputation.

(f)	CAPL and LGWS shall have received each of the deliverables of CST Parties set forth in Section 2.2.

(g)	The Certificate of Insurance shall have been updated to reflect the NTI Entities as “Named Insureds” thereunder.

(h)	The Pre-Closing Contributions shall have been consummated prior to the Closing.

6.3
Conditions to the Obligations of CST Diamond and the NTI Owners. The obligations of each of CST Diamond and the NTI Owners to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of the following condition, which may be waived in writing, in whole or in part, by CST Diamond and the NTI Owners acting jointly:

(a)
The representations and warranties of CAPL set forth in Article 4 of this Agreement shall be true and correct. CAPL shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

(b)	CST Diamond and the NTI Owners shall have received each of the deliverables of CAPL and LGWS set forth in Section 2.2.

ARTICLE 7
INDEMNIFICATION

7.1
Indemnification of CAPL. Subject to the limitations set forth in this Article 7, CST shall indemnify, defend and hold CAPL, LGWS, the NTI Entities and their respective subsidiaries and their respective securityholders, directors, officers and employees (and the officers, directors and employees of the General Partner but otherwise excluding any of CST and its affiliates (other than CAPL, LGWS and its subsidiaries)) (the “CAPL Indemnified Parties”) harmless from and against any and all damages suffered or incurred by the CAPL Indemnified Parties as a result of or arising out of (a) any inaccuracy, violation or breach of a representation or warranty of any CST Party in this Agreement or (b) any breach of any other agreement or covenant on the part of any CST Party made under this Agreement.

7.2
Indemnification of CST, the NTI Owners and CST Diamond. Subject to the limitations set forth in this Article 7, CAPL shall indemnify, defend and hold CST, the NTI Owners and CST Diamond and their respective affiliates (other than CAPL the NTI Entities and their respective subsidiaries) and their respective securityholders, directors, officers and employees (the “CST Indemnified Parties”) harmless from and against any and all damages suffered or incurred by the CST Indemnified Parties as a result of or arising out of (a) any inaccuracy, violation or breach of a representation or warranty of CAPL in this Agreement or (b) any breach of any other agreement or covenant on the part of CAPL made under this Agreement.

7.3	Survival.

(a)
All the provisions of this Agreement shall survive the date hereof, provided that the representations and warranties set forth in Articles 3 and 4 shall terminate on the third anniversary of the date of this Agreement, except (i) the representations and warranties of any CST Party set forth in Section 3.15 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (ii) the representations and warranties of any CST Party set forth in Sections 3.1, 3.2, 3.4, 3.7, 3.13, 3.17 and 3.19 (collectively, the “CST Fundamental Representations”) shall survive forever and (iii) the representations and warranties of CAPL set forth in Sections 4.1, 4.2 and 4.4 (collectively, the “CAPL Fundamental Representations”) shall survive forever. After a representation and warranty or agreement or covenant has terminated and expired, no indemnification shall or may be sought pursuant to Sections 7.1 or 7.2 by any person or entity who would have been entitled pursuant to this Article 7 to indemnification on the basis of such representation and warranty or agreement or covenant prior to its termination and expiration, provided that in the case of each representation and warranty or covenant or agreement that shall terminate and expire as provided in this Section 7.3, no claim presented in writing for indemnification pursuant to this Article 7 on the basis of such representation and warranty or agreement or covenant prior to its termination and expiration shall be affected in any way by that termination and expiration. Except as otherwise provided in this Section 7.3, the covenants and agreements entered into pursuant to this Agreement shall survive the date hereof in accordance with their terms (or, in the absence of a stated term, in perpetuity).

(b)
The indemnification obligations under this Article 7 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party.

7.4	Demands.

(a)
Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being, collectively, referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party (a “Claim Notice”), together with a detailed statement of such information respecting any of the foregoing as it shall have and all supporting evidence, including any damages already incurred and its detailed estimate of any damages to be incurred in the future. Such notice shall include a formal demand for indemnification under this Agreement.

(b)
If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

(c)
With respect to any claim for indemnification not involving an Indemnity Claim, the indemnifying party shall be deemed to have agreed to indemnify the indemnified party pursuant to this Article 7 with respect to the claims set forth in any Claim Notice if and to the extent the indemnifying party does not provide the indemnified party notice of its disagreement with respect to the contents of a Claim Notice within 30 calendar days of receipt thereof.

7.5	Right to Contest and Defend.

(a)
The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify by the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

(b)
The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and that would not otherwise adversely affect the indemnified party as reasonably determined by the indemnified party.

(c)
Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

7.6
Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating without regard to any limitations set forth in Section 7.9. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

7.7
Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

7.8
Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or damages are incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds received and any indemnification reimbursement proceeds received from third parties.

7.9	Limitations on Indemnification.

(a)
In no event shall CST, the NTI Owners and CST Diamond’s aggregate liability to the CAPL Indemnified Parties under Section 7.1 exceed an amount equal to 20% of the aggregate dollar value of the combined Cash Consideration and value of the Equity Consideration as of the Closing Date (based on CAPL’s closing unit price on the Closing Date) (the “Ceiling Amount”). Notwithstanding the foregoing, the Ceiling Amount shall not apply to inaccuracies, violations or breaches of any of the CST Fundamental Representations or for fraud or intentional misconduct, provided CST, the NTI Owners and CST Diamond aggregate liability for a breach of representations hereunder (including the CST Fundamental Representations) shall not exceed an amount equal to the dollar value of the combined Cash Consideration and value of the Equity Consideration as of the Closing Date (based on CAPL’s closing unit price on the Effective Date).

(b)
In no event shall CAPL’s aggregate liability to the CST Indemnified Parties or any other person or entity under Section 7.2 exceed the Ceiling Amount. Notwithstanding the foregoing, the Ceiling Amount shall not apply to inaccuracies, violations or breaches of any of the CAPL Fundamental Representations or for fraud or intentional misconduct, provided CAPL’s aggregate liability for a breach of representations hereunder (including the CAPL Fundamental Representations) shall not exceed an amount equal to the aggregate dollar value of the combined Cash Consideration and Equity Consideration as of the Closing Date (based on CAPL’s closing unit price on the Effective Date).

(c)
For the avoidance of doubt, the Parties hereto acknowledge and agree that none of the limitations set forth herein with respect to the indemnification obligations of any Party shall limit the indemnification obligations of any Party pursuant to any Lease.

7.10
Sole Remedy. Following the Closing, no Party shall have any liability under this Agreement or the transactions contemplated hereby or thereby except as is provided in this Article 7 (other than claims or causes of action arising from actual fraud or willful misconduct).

7.11
Indemnification for Pre-Existing Liabilities. CST will indemnify, defend and hold the CAPL Indemnified Parties harmless from and against any and all direct damages suffered or incurred by any CAPL Indemnified Party for liabilities arising out of or related to the Business or the Contributed NTIs prior to the Closing Date. The indemnification set forth in this Section 7.11 shall not be subject to, nor count towards, any limitation on liability or procedures or other provisions of this Article 7. In no event shall CST be liable to the CAPL Indemnified Parties pursuant to this Section 7.11 for any special, consequential, incidental or other indirect damages or any punitive or exemplary damages arising out of or in connection with liabilities arising out of or related to the Business or the Contributed NTIs prior to the Closing Date, whether such damages are based on breach of contract, tort (including negligence) or other theory of liability, including diminution of value or damages determined as a multiple of income.

ARTICLE 8
MISCELLANEOUS

8.1
Costs. CST shall pay all expenses, fees and costs, including sales, use and similar taxes arising out of the transactions contemplated by this Agreement and shall pay all documentary, filling, recording, transfer and conveyance taxes and fees required in connection therewith.

8.2
Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders, and the singular shall include the plural and vice versa. The use in this Agreement of the word “including” shall mean “including without limitation.”

8.3
No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement, except in each case to the extent of indemnification obligations in Article 8.

8.4
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no assignment or transfer of this Agreement or a party’s rights under this Agreement (whether by contract, operation of law or otherwise) shall limit the assignor’s or transferor’s obligations hereunder.

8.5
Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware, without regard to the principles of conflicts of law. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES TO (a) BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (b) TO THE EXTENT THAT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT FOR ACCEPTANCE OF LEGAL PROCESS IN THE STATE OF DELAWARE AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

8.6
Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any political body having jurisdiction over the subject matter of this Agreement, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement as of the time of execution of this Agreement.

8.7
Amendment, Modification and Termination. This Agreement may be amended or modified from time to time only by the written agreement of the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding the foregoing or anything in this Agreement, CAPL may not agree to amend this Agreement or waive any rights hereunder unless it has first referred such action to the Conflicts Committee for its consideration, and permitted the Conflicts Committee not less than two (2) business days to make a recommendation to the Board of Directors of the General Partner with respect thereto.

8.8
Entire Agreement. This Agreement and the instruments referenced herein supersede all previous understandings of or agreements between the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and such instruments. There are no unwritten oral agreements between the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form a part of this Agreement unless it is contained in a written amendment to this Agreement executed by the Parties after the date of this Agreement.

8.9
Specific Performance. The Parties acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, the Parties will not have an adequate remedy at Law for monetary damages and will be irreparably damaged in the event that Closing fails to occur, or is rendered incapable of occurring, as a result the other Party’s breach of any term of this Agreement; and, therefore, the Parties agree that each Party shall be entitled to specific enforcement of the terms of this Agreement to compel the other Party to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

8.10
Effect of Investigation. The representations, warranties and covenants of the Parties and the Parties’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Party (including by any of its representatives), by a Party making available any information or documents or by reason of the fact that such Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Party’s waiver of any condition set forth in Article 6.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the date first above written.
CST Brands, Inc.
By: /s/ Kimberly S. Lubel
Kimberly S. Lubel
Chief Executive Officer and President
CST DIAMOND HOLDINGS LLC
By: /s/ Kimberly S. Lubel
Kimberly S. Lubel
Chief Executive Officer and President

SKIPPER BEVERAGE COMPANY, LLC
By: /s/ Kimberly S. Lubel
Kimberly S. Lubel
Chief Executive Officer and President

CST SHAMROCK STATIONS, INC.
By: /s/ Kimberly S. Lubel
Kimberly S. Lubel
Chief Executive Officer and President

CST ARIZONA STATIONS, INC.
By: /s/ Kimberly S. Lubel
Kimberly S. Lubel
Chief Executive Officer and President

Big diamond, llc
By: /s/ Kimberly S. Lubel
Kimberly S. Lubel
Chief Executive Officer and President

CROSSAMERICA PARTNERS LP
By: CrossAmerica GP LLC, as its general partner
By: /s/ Joseph V. Topper, Jr.
Joseph V. Topper, Jr.
Chief Executive Officer
LEHIGH GAS WHOLESALE SERVICES, INC.
By: /s/ Joseph V. Topper, Jr.
Joseph V. Topper, Jr.
Chief Executive Officer